          (b)            Pro forma financial information:

                                                            ITEM 7(b)


                    PRO FORMA COMBINING FINANCIAL STATEMENTS



The following unaudited Pro Forma Combining Balance Sheet as of March 31, 1996, and unaudited Pro Forma Combining Income Statements for the years ended March 31, 1996 and 1995, illustrate the effect of the acquisition of a segment of the customer base and related accounts receivable of Universal Network Services, Inc. (UniNet) as of May 31, 1996 and the merger with Long Distance Telecom, Inc. dba Blue Ridge Telephone (Blue Ridge) as of June 30, 1996. Network Long Distance, Inc. (the Company) acquired the UniNet customer base and accounts receivable for cash of approximately $3,628,000 and the issuance of approximately 244,000 shares of restricted common stock, of which approximately 49,000 shares are held in escrow, in a transaction accounted for as a purchase of a business. The Company exchanged approximately 337,000 shares of common stock for all of the outstanding shares of Blue Ridge in a transaction accounted for as a pooling-of-interests. Both the UniNet and Blue Ridge acquisitions are collectively referred to as the "Acquisitions". The Pro Forma Combining Balance Sheet assumes that the Acquisitions occurred on the date the balance sheet is presented. The Pro Forma Combining Income Statements assume that the Acquisitions occurred at the beginning of the earliest period presented.

Prior to the Acquisitions, UniNet and Blue Ridge utilized a December 31 fiscal year end. For purposes of the Pro Forma Combining Financial Statements for the years ended March 31, 1996 and 1995, the UniNet and Blue Ridge amounts reflect the historical financial position for these entities as of December 31, 1995 and the historical results of operations for these entities for the years ended December 31, 1995 and 1994.

The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transaction occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

                                   PRO FORMA  COMBINING BALANCE SHEET (1)
                                             AS OF MARCH 31, 1996



                                                                           Network/                                Network/UniNet
                                                                            UniNet                                  Blue Ridge
                             Network     UniNet (2)     Pro Forma          Pro Forma Blue Ridge (6)  Pro Forma      Pro Forma
                            Historical   Historical    Adjustments         Combined   Historical    Adjustments      Combined
                           -----------  ------------  -----------        -----------  ------------- ------------    -------------


Current assets             $ 8,707,468  $  1,975,300  $ (1,199,255) (3)  $ 9,483,513  $  549,928     $        -    $ 10,033,441
Property and equipment,      2,134,092     1,304,300    (1,304,300) (3)    2,134,092     519,023              -       2,653,115
 net
Customer acquisition
 costs, net                  5,501,559     1,405,100    (1,405,100) (3)    7,592,264           -              -       7,592,264
                                                         2,090,705  (4)
Goodwill, net                2,079,433             -     2,555,306  (4)    4,634,739           -              -       4,634,739
Other intangibles,
 net                         1,192,010             -             -         1,192,010           -              -       1,192,010
Other assets                   208,270        24,700       (24,700) (3)      208,270      10,670              -         218,940
                           -----------  ------------  ------------      ------------  ----------     -------------  -----------
   Total assets            $19,822,832  $  4,709,400  $    712,656      $ 25,244,888  $1,079,621     $        -    $ 26,324,509
                           ===========  ============  ============      ============  ==========     =============  ===========

Current liabilities        $ 3,883,564  $ 12,941,800  $(12,941,800) (3)  $ 7,511,564  $  373,137     $        -    $  7,884,701
                                                         3,628,000  (5)
Deferred Tax Liability          58,201     1,109,400    (1,109,400) (3)       58,201           -              -          58,201
Long-term debt               2,875,349       170,200      (170,200) (3)    2,875,349     216,048              -       3,091,397
Stockholders' equity:
 Common stock                      391        25,000       (25,000) (3)          411     728,561       (728,527)(7)         445
                                                                20  (5)
  Additional paid-in
   capital                  12,758,616     2,438,400    (2,438,400) (3)   14,552,652           -        728,527 (7)  15,281,179
                                                         1,794,036  (5)
  Retained earnings            246,711   (10,951,600)   10,951,600  (3)      246,711    (238,125)             -          8,586
  Treasury Stock                     -    (1,023,800)    1,023,800  (3)            -           -              -              -
                           -----------   -----------   -----------       -----------   ---------      ----------   -----------
    Total stockholders'
     equity                 13,005,718    (9,512,000)   11,306,056        14,799,774     490,436              -     15,290,210
                           -----------   -----------   -----------       -----------   ---------      ----------   -----------
    Total liabilities and
       stockholders'
       equity              $19,822,832  $  4,709,400  $    712,656       $25,244,888  $1,079,621     $        -    $26,324,509
                           ===========  ============  ============       ===========  ==========     ===========   ===========


                            PRO FORMA COMBINING INCOME STATEMENT (1)
                           For the Twelve Months Ended March 31, 1996


                                                                            Network/                                Network/UniNet
                                                                            UniNet    Blue Ridge                     Blue Ridge
                                Network     UniNet (8)    Pro Forma        Pro Forma     (8)          Pro Forma       Pro Forma
                               Historical   Historical   Adjustments       Combined   Historical     Adjustments      Combined
                              ------------- -----------  ------------     -----------  ----------    ------------     -----------

Revenues                      $30,810,016  $ 9,307,000  $(3,102,302) (9) $37,014,714  $3,463,470      $        -   $   40,478,184

Operating expenses:  (9)
    Telecommunications costs   22,879,184   10,888,500   (3,629,464) (9)  30,138,220   1,931,507               -       32,069,727
    Selling, general and
     administrative             6,068,813    5,055,300            -       11,124,113   1,064,643               -       12,188,756
    Provision for losses on
     accounts receivable        1,019,754      489,100     (163,017) (9)   1,345,837      27,397               -        1,373,234
    Depreciation and
     amortization               1,096,373      815,000     (815,000) (9)   1,460,312     115,344               -        1,575,656
                                                            363,939  (10)
                              -----------  -----------  -----------      -----------   ---------      ------------     ----------
          Total                31,064,124   17,247,900   (4,243,542)      44,068,482   3,138,891               -       47,207,373
                              -----------  -----------  -----------      -----------   ---------      ------------     -----------
Operating income (loss)          (254,108)  (7,940,900)   1,141,240       (7,053,768)    324,579               -       (6,729,189)
Interest income (expense), net   (188,304)    (451,700)     451,700  (9)    (532,964)    (51,551)                        (584,515)
                                                           (344,660) (11)
Other income (loss)                     -     (305,300)     305,300  (9)           -      40,215               -           40,215
                              -----------   ----------   ----------       ----------    ---------      ---------     ----------
Income (loss) before income
  taxes                          (442,412)  (8,697,900)   1,553,580       (7,586,732)    313,243               -       (7,273,489)

Provision (benefit) for income
 taxes                            (69,031)      20,000      (20,000) (12)    (69,031)          -          126,375 (13)     57,344
                              -----------  -----------  -----------      -----------  ----------       ----------     ------------
Net income (loss)               $(373,381) $(8,717,900) $ 1,573,580      $(7,517,701) $  313,243        $(126,375)    $ (7,330,833)
                              ===========  ===========  ===========      ===========  ==========       ==========     ============
Number of shares issued
  and outstanding (14):
     Primary                    2,731,093                                  2,926,099                                     3,263,157
                              ===========                                 ==========                                   ===========
     Fully Diluted              2,731,093                                  2,926,099                                     3,263,157
                              ===========                                 ==========                                   ===========
Earnings (loss) per share:
     Primary                       $(0.14)                                    $(2.57)                                       $(2.25)
                              ===========                                 ==========                                   ===========

     Fully Diluted                 $(0.14)                                    $(2.57)                                       $(2.25)
                              ===========                                 ==========                                    ==========


                   PRO FORMA COMBINING INCOME STATEMENT (1)
                  For the Twelve Months Ended March 31, 1995

                                                                                                                        Network/
                                                                              Network/                                   UniNet
                                                                               UniNet                                  Blue Ridge
                                     Network    UniNet (8)    Pro Forma       Pro Forma  Blue Ridge (8)   Pro Forma     Pro Forma
                                   Historical   Historical   Adjustments      Combined     Historical    Adjustments    Combined
                                  -----------  -----------  ------------     -----------  -------------  -----------   -----------
Revenues                           $24,216,948  $ 4,170,300  $(1,390,086) (9) $26,997,162  $2,789,916     $      -     $29,787,078
Operating expenses:  (9)
    Telecommunications costs        19,477,701    2,543,000     (847,658) (9)  21,173,043   1,669,594           -       22,842,637
    Selling, general and
     administrative                  3,593,043    2,251,400            -        5,844,443     888,557           -        6,733,000
    Provision for losses on
     accounts receivable               386,214      327,400      109,122  (9)     822,736      10,600                      833,336
    Depreciation and amortization      298,700      864,500     (864,500) (9)     662,639      72,988           -          735,627
                                                                 363,939 (10)
                                   -----------  -----------  -----------      -----------  ----------  -----------     -----------
          Total                     23,755,658    5,986,300   (1,239,097)      28,502,861   2,641,739           -       31,144,600
                                   -----------  -----------  -----------      -----------  ----------  -----------     -----------
Operating income (loss)                461,290   (1,816,000)    (150,989)      (1,505,699)    148,177           -       (1,357,522)
Interest income (expense), net         147,902     (230,200)     230,200  (9)    (196,759)    (56,027)          -         (252,786)
                                                                (344,661)(11)
Other income (expense)                       -   (1,338,700)   1,338,700  (9)           -     (30,142)          -          (30,142)
                                   -----------  -----------  -----------      -----------  ----------  -----------     -----------
Income (loss) before income taxes      609,192   (3,384,900)   1,073,250       (1,702,458)     62,008           -       (1,640,450)
Provision (benefit) for income
 taxes                                 118,743        8,000       (8,000)(12)     118,743           -      28,685 (13)     147,428
                                   -----------  -----------  -----------      -----------  ----------  -----------     -----------
Net income (loss)                  $   490,449  $(3,392,900) $ 1,081,250      $(1,821,201) $   62,008    $(28,685)     $(1,787,878)
                                   ===========  ===========  ===========      ===========  ==========  ===========     ===========

Number of shares issued
 and outstanding (14):
     Primary                         2,370,999                                  2,540,146                                2,877,204
                                   ===========                                ===========                              ===========
     Fully Diluted                   2,370,999                                  2,540,146                                2,877,204
                                   ===========                                ===========                              ===========

Earnings (loss) per share:
     Primary                             $0.21                                $     (0.72)                             $     (0.62)
                                   ===========                                ===========                              ===========
     Fully Diluted                       $0.21                                $     (0.72)                             $     (0.62)
                                   ===========                                ===========                              ===========

                NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS


1. The adjustments to the unaudited Pro Forma Combining Financial Statements do not give effect to direct transaction costs or any resulting restructuring costs associated with the consummation of the Acquisitions nor do these statements give effect to any potential costs savings and synergies that could result from the Acquisitions. The unaudited Pro Forma Combining Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred had the Acquisitions been consummated at the dates indicated nor necessarily indicative of future operating results or financial position.

2. Represents the historical carrying value of the assets and liabilities of UniNet as of December 31, 1995.

3. These adjustments represent the elimination of the assets and liabilities not acquired by the Company as well as the elimination of UniNet's equity in the net assets acquired. The Company acquired approximately $776,000 in accounts receivable.

4. This adjustment reflects the excess of cost over net tangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, the Company has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributed to customer base and goodwill. It is the Company's intention to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. The acquisition agreement calls for approximately 49,000 shares of the Company's common stock to be held in escrow for the sellers. This stock has not been included in the purchase price. See Note 5.

5. These adjustments represent the payment of approximately $3,628,000 in cash obtained through the Company's credit facility and the issuance of approximately 195,000 shares of the Company's restricted common stock valued at approximately $1,794,000. In addition to the cash and issuance of restricted common stock, the Company issued approximately 49,000 shares of its common stock to be held in escrow until a specified period of time passes while retaining a certain level of the customer base. This level is currently being achieved; however, the customer base is not guaranteed to remain at this level until the end of the restricted period. As the outcome of this contingency is not determinable beyond reasonable doubt, the stock has been excluded from the purchase price. The value of the escrowed shares will be recorded as additional consideration upon release of the restrictions surrounding the stock.

6. Represents the historical carrying value of the assets and liabilities of Blue Ridge as of December 31, 1995.

7. These adjustments represent the restatement of common stock and additional paid in capital to reflect the merger of the Company with Blue Ridge. The Company issued approximately 337,000 shares of common stock in connection with the merger.

8. Represents the historical results of operations of the applicable entity for the period presented. Prior to the purchase of UniNet and the merger of Blue Ridge, each of these entities utilized a December 31 fiscal year end. For purposes of the Pro Forma Combining Financial Statements for the years ended March 31, 1996 and 1995, the UniNet and Blue Ridge amounts reflect historical results of operations for these entities for the years ended December 31, 1995 and 1994.

9. Represents the elimination of UniNet's revenue and expenses for that portion of the business not acquired by the Company. The Company purchased a portion of UniNet's customer base which accounts for approximately 67% of UniNet's monthly revenues and telecommunications costs at the time of the acquisition. For purposes of the Pro Forma Combining Financial Statements, the Company has assumed that certain selling, general and administrative costs are directly attributable to the customer base, and as such, are reflected as acquired by the Company. The Company has estimated that the same percentage of revenues and direct costs purchased is applicable for all periods presented.

10. Represents the amortization expense of the incremental excess of cost over net tangible assets acquired which is amortized using the straight-line method over 7.5 and 30 years, respectively, for the excess allocated to customer acquisition costs and goodwill.

11. This adjustment represents the interest expense on the borrowings from the Company's credit facility to pay the cash portion of the UniNet purchase price. The Company's incremental borrowing rate on the credit facility is prime plus .75%. For purposes of the Pro Forma Combining Income Statements, the Company is assuming an annual rate of 9.5% for both periods presented.

12. This adjustment eliminates the taxes previously recorded by UniNet. For purposes of the Pro Forma Combining Financial Statements, no additional tax benefit will be reflected for the losses sustained by the UniNet operation.


13. At December 31, 1995 and 1994, Blue Ridge was a partnership. On June 17, 1996, prior to the Merger, Blue Ridge became a corporation by exchanging its partnership units for shares of common stock. This adjustment reflects the approximate income taxes that would have been paid by Blue Ridge for the periods presented if it had been a taxable entity.

14. The pro forma share data are based on the Company's historical weighted average shares outstanding as calculated for primary and fully diluted earnings per share with pro forma amounts being adjusted to reflect the effect of the issuance of approximately 195,000 and 337,000 restricted common shares in connection with the Acquisitions. Pro forma share data excludes approximately 49,000 common shares held in escrow as part of the UniNet acquisition because these shares are not considered as part of the purchase price.